AMENDED AND RESTATED AGREEMENT




      This Amended and Restated Agreement ("Agreement") is made and entered into as of June 15, 1994, by and between National Capital Management Corporation, a Delaware corporation (hereinafter called the "Company") with its principal offices at 50 California Street, San Francisco,
California, and John C. Shaw (hereinafter called the
"Executive").

      WHEREAS, in view of the Executive's substantial experience, knowledge and reputation, the Board of Directors of the Company believes it to be in the best interest of the Company to employ the Executive to act in the capacity of Chief Executive Officer of the Company, and

      WHEREAS, the Executive desires to be employed by the Company in such capacity.

      WHEREAS, the Executive and the Company desire to amend and restate the current consulting agreement as set forth herein.

      It is agreed as follows:

      1. Employment

        The Company hereby employs the Executive to serve as the chief executive officer of the Company, and the Executive hereby accepts such employment, on the terms and conditions contained in this Agreement. During the term of this Agreement, the Executive shall be available to the Company to pursue the business of the Company subject to the supervision and direction of the Board of Directors of the Company of which he shall be nominated to be a member during the term hereof.

      2. Term

        The term of this Agreement, and the employment of the Executive hereunder, shall be for a period commencing on January 1, 1994 and ending on December 31, 1997.

      3. Compensation

        From January 1, 1994 to December 31, 1994, the compensation of the Executive shall be paid at the annual rate of $257,500, payable in installments consistent with other executive payroll policies of the Company (the "Base
Annual Compensation") but not less frequently than semi-monthly without the consent of the Executive. Commencing on January 1, 1995 and for each of calendar years 1996 and 1997, the Base Annual Compensation shall be reduced to $195,000. In addition to the Base Annual Compensation payable to the Executive hereunder, the Executive shall be entitled to be considered to receive an annual bonus in an amount to be determined at the discretion of the Board of Directors based on Executive's performance and the performance of the Company during such year provided, however, that the Board of Directors is not required to grant to the Officer any such bonus.

      4. Travel

        The Executive recognizes that Company business may require him to travel from time to time in order to fulfill his duties and obligations hereunder and the Executive agrees so to travel. The Company shall not require the Executive to change his place of residency without Executive's prior consent.

      5. Expense Reimbursement

        During the term of his employment hereunder, the Company shall promptly reimburse the Executive for all reasonable expenses incurred by the Executive pursuant to the business of the Company. The Company agrees to reimburse the Executive for such business expenses upon delivery of reasonable written substantiation of such business expenses in accordance with the Company policy for reimbursement of expenses. During 1994, the Company shall also provide to the Executive an automobile allowance.

      6. Benefits

        The Executive shall be entitled to receive, or be reimbursed for, family medical, dental and hospitalization insurance as are provided by the Company to other key employees or executives of the Company.

      7. Termination

        (a) Cause The Company, by written notice to the Executive, shall have the right to terminate this Agreement, and the Executive's employment hereunder, for "Cause". "Cause" shall mean (i) conviction of Executive for a felony involving a high degree of moral turpitude, (ii) the commission by Executive of acts of intentional dishonesty constituting felonies which acts are intended to result in gain or personal enrichment at the material expense of the Company, or (iii) certification by a medical doctor that the Executive is a habitual alcoholic or is a narcotic addict and reasonable evidence that Executive is continuing in such activities after notice.

      (b) Disability If Executive shall be rendered incapable by illness (physical or mental disability) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 120 consecutive days during any year, then Company may, at its option, terminate this Agreement by written notice to Executive prior to the date Executive resumes the rendering of services and after examination of Executive by a medical doctor (retained by the Company with the consent of the Executive which consent shall not be unreasonably withheld), who certifies to the continuing existence of such disability.

      (c) Death In the event Executive dies during the term of this Agreement, such death shall, except as specifically provided below in Section 7(d), terminate any and all payment obligations to Executive under this Agreement effective as of the date of death.

      (d) Upon any termination pursuant to Section 7(a), the Executive shall be entitled to be paid the applicable Base Annual Compensation to the date of termination and reimbursed for reasonable business expenses incurred by Executive prior to the date of termination or scheduled expiration, if earlier. Upon any termination pursuant to
Section 7(b) or (c), the Executive, or his heirs or estate as the case may be, shall be entitled to be paid the Base Annual Compensation for a period of twenty-four (24) months from the date of termination or December 31, 1997, if earlier, and for reimbursement of previously incurred business expenses.

      (e) Except as provided in Sections 7(a), (b) and (c) hereof, the Company may not terminate its obligations under this Agreement. In the event that the Company terminates this Agreement other than as provided in Sections 7(a) or
(b) the Executive shall be entitled to receive his Base Annual Compensation until the end of the existing Term which amount shall be paid without discount within thirty (30) days after written demand by Executive. In the event that payment is not made within such thirty (30) days the Company shall pay interest on all overdue amounts at the rate of 18% per annum from the date of such demand. It is agreed and acknowledged by the Company that the Executive is entering this Agreement in lieu of other business opportunities that could generate greater compensation and would not be available at a later time. Accordingly, Executive shall not be required to mitigate or reduce damages by seeking or undertaking other business opportunities in the event that the Company breaches this Agreement.

      8. Other Activities of the Executive

        The Executive is employed and retained and will continue to be employed and retained by other persons or entities during his employment by the Company and the Company acknowledges and agrees that this Agreement shall not require Executive to render services on an exclusive basis for the Company. The Company acknowledges and agrees that the Executive and his affiliates are engaged in the business of investing in, acquiring and/or managing businesses and other ventures for the Executive's own account, for the account of the Executive's affiliates and associates (as such terms are defined by the rules and regulations of the Securities and Exchange Commission) and for the account of other unaffiliated parties, and Executive shall be entitled to continue in these and other business activities during the term of this Agreement. No aspect or element of such present or further activities shall be deemed to be engaged in for the benefit of the Company or any of its subsidiaries nor shall they constitute a conflict of interest, breach of a duty or a breach of this Agreement.

      9. Indemnification of the Executive

        The Company and its present and future subsidiaries agree to jointly and severally indemnify and hold harmless the Executive (the "Indemnified Party") to the fullest extent permitted by corporate law in the state of Delaware.
In addition, the Company and its subsidiaries, jointly and severally, agree to reimburse the Indemnified Party each month for all costs relating to the defense of any threatened or actual claim, proceeding, suit or investigation (including attorney's fees and expenses) subject to an undertaking from the Indemnified Party to repay the Company if the Indemnified Party is finally determined by a non appealable decision of a court of law not to be entitled to such indemnity. At all times during the term hereof, the Company agrees to provide director's and officers liability insurance reasonably satisfactory to Executive and to continue to name Executive as a named insured thereunder for four years after Executive ceases to be employed by the Company.

     10. No Delegation

        The Executive shall not delegate his obligations pursuant to this Agreement to any other person provided however, that he may assign others to perform responsibilities hereunder subject to his supervision and, subject to the approval of the Board of Directors, which shall not be unreasonably withheld, he may also assign payments under this Agreement provided that the Assignee is an affiliate of the Executive. The Company agrees that Resource Holdings Limited (and any controlled entity thereof) is a permitted assignee of proceeds hereof and such assignment of proceeds hereof shall be irrevocable.

     11. Governing Law

        This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without reference to its conflict of laws, rules and principles.

     12. Entire Agreement

        This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the Company and the Executive with respect to such subject matter. This Agreement may not be modified in any way except by a written instrument signed by both the Company and the Executive.

     13 . Merger

        If the Company shall at any time merge or consolidate with any corporation or corporations, or if substantially all of the assets or shares of stock of the Company shall be sold or otherwise transferred, the provisions of this Agreement which shall automatically terminate immediately preceding such transaction shall be binding upon and inure to the benefit of the Corporation surviving and continuing after such merger or resulting from such consolidation, or upon any holding company for the company which may result from such merger, or upon the corporation, person or entity to which such assets or shares shall be sold or transferred, and the Company shall be obligated to cause such resulting, surviving or transferee corporation, person, entity or holding company to assume the obligations of the Company under this Agreement or, if the Company shall remain in existence, to become jointly and severally liable with the Company for such obligations. This Agreement shall not otherwise be assignable by the Company or by any such resulting, surviving or transferee corporation or holding company without the prior written consent of Executive.

     14. Notices

        Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, be registered or certified mail, return receipt requested, postage prepaid as follows:


If to the Company:   National Capital Management Corporation
                     50 California Street
                     San Francisco, CA 94111


If to the Executive: John C. Shaw
                     c/o Resource Holdings, Ltd.
                     520 Madison Avenue
                     40th Floor
                     New York, New York 10022


or to such other address as either party hereto may from time to time give notice of to the other.

     15. Miscellaneous

        (a) The Company represents and warrants that (i) this Agreement has been duly approved and authorized by the Board of Directors of the Company, (ii) the officer executing this Agreement on behalf of the Company has full right, power, legal capacity and authority to enter into and executive this Agreement on its behalf and (iii) this Agreement constitutes the valid and legally binding agreement and obligation of the Company, enforceable in accordance with its terms.

        (b) In the event of any claims or litigation arising under this Agreement, the Executive shall be reimbursed monthly from the Company for the costs incurred in connection with the defense or prosecution of any such claim or litigation, including reasonable attorneys' fees provided, however, that such Executive shall reimburse the Company for all such costs if it is determined by a non appealable final decision of a court of law that the Executive shall have acted in bad faith with the intent to cause material damage to the Company in bringing any such litigation.

        (c) The Company agrees that if this Agreement is not renewed at the end of its scheduled term for at least one year on substantially the same economic terms as are in existence on such date (or such other terms as may be acceptable to Executive) and such failure to renew results from the decision by the Company not to renew for any reason other than as set forth in Sections 7(a), 7(b) or 7(c), the Executive shall be entitled to continue to receive compensation as severance for the period January I, 1998 through June 30, 1998 at the same Base Annual Compensation rate as is payable in 1997 which amount will be paid to Executive in accordance with the provisions of Section 3.

        (d) Any waiver of any breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other terms or conditions, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

        (e) Except as required by law, no right to receive payments under this Agreement shall be subject to execution, attachment, levy, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

        (f) If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

       (g) This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

       (h) Section headings used herein are for convenience only and do not change or modify the substantive provisions hereof.

       (i) The Consulting Agreement dated January 1, 1992 by and between John C. Shaw and the Company is terminated except for the Sections 9 and 1 6(h) thereof which shall continue in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.




                            NATIONAL CAPITAL MANAGEMENT
                             CORPORATION


                            By: /s/ Herbert J. Jaffe
                                Herbert J. Jaffe,
                                President



                            By: /s/ John C. Shaw
                                John C. Shaw